Exhibit 4.1

THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

FLUX POWER HOLDINGS, INC.

WARRANT CERTIFICATE

No.: W-___	Number of Warrants: ________
Original Date of Issuance: _____ __, 2012

THIS WARRANT CERTIFICATE certifies that for value received,          or its registered assigns is entitled to subscribe for and purchase, during the Term (as hereinafter defined), the number of warrants specified above, each of which entitles the holder thereof to purchase during the term, one fully paid and non-assessable share of common stock, $.001 par value per share, of Flux Power Holdings, Inc., formerly known as Lone Pine Holdings, Inc. (the “Issuer”), at an exercise price per share equal to $0.41 (the “Warrant Price”), as may be adjusted,, subject, however, to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used in this Warrant Certificate (this “Warrant” or “Warrant Certificate”) and not otherwise defined herein shall have the respective meanings specified in Section 6 hereof.

1.          Term. The term of this Warrant Certificate shall commence on the Original Issue Date and shall expire at 6:00 p.m., Eastern Time, on the fifth anniversary of the Original Issue Date (such period being the “Term”).

2.          Method of Exercise; Payment; Issuance of New Warrant Certificate; Transfer and Exchange.

(a)          Time of Exercise. The purchase rights represented by this Warrant Certificate may be exercised at anytime during the Term.

Exhibit 4.1

(b)          Method of Exercise. Each Warrant shall entitle the Holder to purchase one share of common stock of the Issuer at the Warrant Price. The Holder hereof may exercise the Warrants, in whole or in part, by the surrender of the Warrant Certificate (with the exercise form attached hereto duly executed) at the principal office of the Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of shares of Warrant Stock with respect to which the Warrant Certificate is then being exercised, payable at such Holder’s election (i) by certified or official bank check or by wire transfer to an account designated by the Issuer, (ii) by “cashless exercise” in accordance with the provisions of subsection (c) of this Section 2, or (iii) by a combination of the foregoing methods of payment selected by the Holder of the Warrant Certificate.

(c)          Cashless Exercise. In the event that the Holder elects to exercise the Warrants by a cashless exercise, the Holder shall deliver a properly endorsed Notice of Exercise to the principal office of the Issuer and the Issuer shall, upon receipt, issue to the Holder a number of shares of Warrant Stock computed using the following formula:

Where                  X= the number of shares of Warrant Stock to be issued to the Holder.

Y= the number of shares of Warrant Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A= the Warrant Price.

B= the average of the Closing Prices of Issuer’s Common Stock for the five Trading Day immediately preceding the date of such election.

(d)           Issuance of Stock Certificates. In the event of any exercise of the Warrants in accordance with and subject to the terms and conditions hereof, certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time

(e)           Transferability of Warrant. Subject to Section 2(f) hereof, the Warrants may be transferred by a Holder, in whole or in part, without the consent of the Issuer. If transferred pursuant to this paragraph, the Warrants may be transferred on the books of the Issuer by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant Certificate at the principal office of the Issuer, properly endorsed (by the Holder executing an assignment in the form attached here to) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant Certificate is exchangeable at the principal office of the Issuer for Warrants to purchase the same aggregate number of shares of Warrant Stock, each new Warrant to represent the right to purchase such number of shares of Warrant Stock as the Holder hereof shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be identical with this Warrant Certificate except as to the number of shares of Warrant Stock issuable pursuant thereto.

(f)           Compliance with Securities Laws.

(i)           The Holder of this Warrant Certificate, by acceptance hereof, acknowledges that the Warrants and the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and agrees that the Holder will not acquire the Warrant Stock, offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

Exhibit 4.1

(ii)           This Warrant Certificate and all certificates representing shares of Warrant Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THIS WARRANT CERTIFICATE, THE WARRANTS, AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

(g)          Loss, Theft, Destruction of Warrants. Upon receipt of evidence satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Warrant Stock.

3.          Adjustment of Warrant Price and Number of Shares Issuable Upon Exercise. The Warrant Price and the Warrant Share Number shall be subject to adjustment from time to time as set forth in this Section 3. The Issuer shall give the Holder notice of any event described below that requires an adjustment pursuant to this Section 3 in accordance with the notice provisions set forth in Section 4.

(a)          Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.

(i)          In case the Issuer after the Original Issue Date shall do any of the following (each, a “Triggering Event”): (A) consolidate or merge with or into any other Person and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger, or (B) permit any other Person to consolidate with or merge into the Issuer and the Issuer shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Capital Stock of the Issuer shall be changed into or exchanged for Securities of any other Person or cash or any other property, or (C) transfer all or substantially all of its properties or assets to any other Person, or (D) effect a capital reorganization or reclassification of its Capital Stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Warrant Price and the number of shares of Warrant Stock that may be purchased upon exercise of this Warrant Certificate so that, upon the basis and the terms and in the manner provided in this Warrant Certificate the Holder of this Warrant Certificate shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent the Warrants are not exercised prior to such Triggering Event, to receive at the Warrant Price as adjusted to take into account the consummation of such Triggering Event, in lieu of the Warrant Stock issuable upon such exercise of the Warrants prior to such Triggering Event, the Securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant Certificate immediately prior thereto subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 3. Upon the occurrence of a Triggering Event, the Issuer shall notify the Holder in writing of such Triggering Event and provide the calculations in determining the amount of issuable Securities, cash or property issuable upon exercise of the new warrant and the adjusted Warrant Price. Upon the Holder’s request, the continuing or surviving corporation as a result of such Triggering Event shall issue to the Holder a new warrant of like tenor evidencing the right to purchase the adjusted amount of Securities, cash or property and the adjusted Warrant Price pursuant to the terms and provisions of this Section 3(a)(i).

Exhibit 4.1

(b)          Stock Dividends, Subdivisions and Combinations. If at any time the Issuer shall:

(i) make or issue or set a record date for the holders of the Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (A) the number of shares of Warrant Stock for which this Warrant Certificate is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Warrant Stock which a record holder of the same number of shares of Warrant Stock for which this Warrant Certificate is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (B) the Warrant Price then in effect shall be adjusted to equal (1) the Warrant Price then in effect multiplied by the number of shares of Warrant Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (2) the number of shares of Warrant Stock for which this Warrant is exercisable immediately after such adjustment.

(c)          Issuance of Additional Shares below Warrant Price. If the Issuer issues, at any time after the Original Issue Date, any Additional Shares (as defined below) without consideration or for a consideration less than the Warrant Price in effect immediately prior to the issuance of such Additional Shares, the Warrant Price, as the case may be, in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 3(c),

(i)          The Warrant Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

CP2 shall mean the Warrant Price in effect immediately after such issue of Additional Shares;

CP1 shall mean the Warrant Price in effect immediately prior to such issue of Additional Shares;

Exhibit 4.1

“A” shall mean the number of Common Stock outstanding immediately prior to such issue of Additional Shares, treating for this purpose as outstanding all Common Stock issuable upon exercise of options and/or warrants outstanding immediately prior to such issue or upon conversion or exchange of equity securities (including this Warrant Certificate, as the case may be) outstanding (assuming exercise of any outstanding Common Stock Equivalents therefor) immediately prior to such issue;

“B” shall mean the number of Common Stock that would have been issued if such Additional Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares issued in such transaction;

4.           Notice of Adjustments. Whenever the Warrant Price or Warrant Share Number is adjusted pursuant to Section 3 hereof (for purposes of this Section 4, each an “Adjustment”), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the Adjustment, the amount of the Adjustment, the method by which such Adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such Adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant Certificate promptly after each Adjustment.

5.           Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

6.           Definitions. For the purposes of this Warrant Certificate, the following terms have the following meanings:

“Additional Shares” shall mean the issuance of Common Stock Equivalents for a price less than the Warrant Price; provided however, securities issued to officers, directors or employees of, or consultants to, the Company pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors (subject to adjustment for all subdivisions and combinations) shall not be deemed to constitute “Additional Shares.”

“Board” shall mean the Board of Directors of the Issuer.

“Closing Price” means, for any date, the closing price per share of the Common Stock for such date (or, if not a Trading Day, the nearest preceding date that is a Trading Day) on the primary Trading Market on which the Common Stock is then listed or quoted.

“Common Stock Equivalents” shall mean securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, shares of Common Stock.

“Investors” means the buyers of the Units issued by the Issuer pursuant to the Purchase Agreement.

“Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

Exhibit 4.1

“Common Stock” means the common stock, $0.001 par value per share, of the Issuer and any other Capital Stock into which such stock may hereafter be changed.

“Holders” mean the Persons who shall from time to time own any Warrant. The term “Holder” means one of the Holders.

“Issuer” means Flux Power Holdings, Inc., a Nevada corporation, and its successors.

“Majority Holders” means at any time the Holders of Warrants exercisable for a majority of the shares of Warrant Stock issuable under the Warrants at the time outstanding.

“Original Issue Date” means June __, 2012.

“Person” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.

“Purchase Agreement” means the Securities Purchase Agreement dated as of June __, 2012, among the Issuer and the Investors.

“Securities” means any debt or equity securities of any Person, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. “Security” means one of the Securities.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute then in effect.

“Term” has the meaning specified in Section 1 hereof.

“Trading Day” means (a) a day on which the Common Stock is eligible to be traded on a registered national securities exchange, or (b) if the Common Stock is not eligible to be traded on any registered national securities exchange, a day on which the Common Stock is authorized for quotation on the OTC Bulletin Board (or any similar organization or agency succeeding its functions of reporting prices), or (c) if the Common Stock is not eligible to be traded on a registered national stock exchange or authorized for quotation on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC Markets Group, Inc. (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) or (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Trading Market” means whichever of the New York Stock Exchange, NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board, or the Pink Sheets, on which the Common Stock is listed or quoted for trading on the date in question.

“Warrants” means the Warrants issued and sold pursuant to the Purchase Agreement, including, without limitation, this Warrant Certificate, and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2 hereof or of any of such other Warrants.

Exhibit 4.1

“Warrant Price” initially means $0.41 per share, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant Certificate, including Section 3 hereto.

“Warrant Share Number” means at any time the aggregate number of shares of Warrant Stock which may at such time be purchased upon exercise of this Warrant Certificate, after giving effect to all prior adjustments and increases to such number made or required to be made under the terms hereof.

“Warrant Stock” means Common Stock issued or issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.

7.           Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant Certificate may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Issuer and the Holders representing at least a majority of the shares of Warrant Stock issuable pursuant to all of the Warrants issued under the Purchase Agreement.

8.           Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Warrant Certificate shall not be interpreted or construed with any presumption against the party causing this Warrant Certificate to be drafted.

9.           Notices. All notices and other communications given or made pursuant to this Warrant Certificate shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address indicated for such party in the Purchase Agreement, or at such other address as such party may designate by 10 days advance written notice to the other party given in the foregoing manner.

10.           Successors and Assigns. This Warrant Certificate and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the holders of Warrant Stock issued pursuant hereto, and shall be enforceable by any such Holder or holder of Warrant Stock.

11.           Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant Certificate, but this Warrant Certificate shall be construed as if such unenforceable provision had never been contained herein.

12.         Titles and Subtitles. The titles and subtitles used in this Warrant Certificate are used for convenience only and are not to be considered in construing or interpreting this Warrant Certificate.

Exhibit 4.1

13.         Force Majeure. Neither party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, the Issuer has executed this Warrant Certificate as of the day and year first above written.

FLUX POWER HOLDINGS, INC.

By:
Name: Chris Anthony
Title: Chief Executive Officer

Exhibit 4.1

EXERCISE FORM
WARRANT
FLUX POWER HOLDINGS, INC.

The undersigned                                                 , pursuant to the provisions of the within WarrantCertificate (the “Warrant”), hereby elects to exercise                                                 warrants to purchase                           shares of Common Stock of Flux Power Holdings, Inc. covered by the Warrant.

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the date of Exercise:

Holder represents and warrants that Holder is acquiring the Warrant Stock pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

The undersigned intends that payment of the Warrant Price shall be made as (check one):

Cash Exercise	☐
Cashless Exercise	☐

If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $                   by certified or official bank check (or via wire transfer) to the Issuer in accordance with the terms of the Warrant.

If the Holder has elected a Cashless Exercise, a certificate shall be issued to the Holder for the number of shares equal to the whole number portion of the product of the calculation set forth below, which is                   . The Issuer shall pay a cash adjustment in respect of the fractional portion of the product of the calculation set forth below in an amount equal to the product of the fractional portion of such product and the average of the Closing Prices of Common Stock for the five Trading Day prior to the date of exercise, which product is                        .

Where:

The number of shares of Common Stock to be issued to the Holder                                   (“X”).

The number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (“F”).

The Warrant Price                                  (“A”).

The average of the Closing Prices for the five Trading Day immediately preceding the date of such election                                  (“B”).

Dated:	Signature

Print
Name
Address

Exhibit 4.1

ASSIGNMENT

FOR VALUE RECEIVED,      hereby sells, assigns and transfers unto      ,         warrants under Warrant Certificate No.           and all rights evidenced thereby and does irrevocably constitute and appoint                 , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

FOR USE BY THE ISSUER ONLY:

This Warrant Certificate No. W-             canceled (or transferred or exchanged) this             day of                  ,               shares of Common Stock issued therefor in the name of                             , Warrant No. W-                   issued for                                  shares of Common Stock inthe name of                                         .